FOR IMMEDIATE RELEASE

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CNA FINANCIAL COMPLETES ACQUISITION OF HARDY UNDERWRITING BERMUDA LTD.
CHICAGO, July 2, 2012 - CNA Financial Corporation (“CNA Financial”) (NYSE: CNA) and Hardy Underwriting Bermuda Limited (“Hardy”) announced today the successful completion of CNA Financial's acquisition of Hardy. CNA Financial paid approximately $230 million to purchase Hardy. As a wholly owned, indirect subsidiary of CNA Financial, Hardy will continue to operate under its own brand and its existing leadership team.
The acquisition by CNA Financial of Hardy was approved by Hardy shareholders in April 2012. Regulatory approvals for the transaction, including from Lloyd's and the UK Financial Services Authority, have been obtained.
“We are delighted to have successfully and smoothly completed the transaction,” said Tom Motamed, chairman and chief executive officer, CNA Financial. “Hardy is a specialized Lloyd's underwriter with a respected brand and a long history of disciplined underwriting. The addition of Hardy complements our deep expertise in specialized markets. With its access to the $35 billion Lloyd's marketplace, Hardy will provide a solid platform for profitable growth and an attractive opportunity for CNA to deploy capital.”
“In addition, Hardy's underwriting philosophy is very similar to ours. We are very pleased that Barbara Merry, chief executive, and Patrick Gage, director of underwriting, will continue to lead their outstanding team.”
Merry said, “We are excited about joining a company with CNA's history of financial strength and insurance leadership. The strategic alignment of our organizations provides a very strong foundation for mutual success.” Merry went on to say, “I would like to take this opportunity to thank Hardy's shareholders for their support over the years and also to thank the Hardy team for their passion and commitment - we have a very strong culture and I am confident that our new parent will enable us to achieve our full potential in this exciting new chapter in our history.”
About CNA
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements generally include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA Financial. For a detailed description of other risks and uncertainties affecting CNA Financial, please refer to CNA Financial's filings with the SEC, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA Financial as of the date of this press release. Further, CNA Financial does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA Financial's expectations or any related events, conditions or circumstances change.

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